Exhibit 35
ITEM 1123 CERTIFICATION
J.C. Penney Debenture-Backed Series 2006-1 Trust
I, Kimberly Jacobs, Senior Vice President of U.S. Bank National Association, as Trustee (the "Trustee"),
hereby certify that:
(1) A review of the activities of the Trustee during the fiscal year covered by this annual report on Form
10-K and of the performance of the Trustee under the Standard Terms for Trust Agreement, dated as of
November 9, 2006, between the Trustee and the depositor (the "Agreement") has been made under my supervision;
and
(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout the reporting period.
Date: March 9, 2021
U.S. Bank National Associate, as Trustee
/s/ Kimberly Jacobs
Kimberly Jacobs
Senior Vice President